Exhibit 99.1

Investor Relations Contacts:	Media Contacts:
Antonella Franzen	Ira Gottlieb
+1-609-720-4665	+1-609-610-1999
afranzen@tyco.com	igottlieb@tycoint.com

Joe Longo	Brett Ludwig
+1-609-720-4545	+1-609-216-3255
jlongo@tyco.com	bludwig@tyco.com

FOR IMMEDIATE RELEASE:

Tyco to Acquire Exacq Technologies

Exacq’s video management systems to complement Tyco Security Products’ video security portfolio

NEUHAUSEN, Switzerland — June 19, 2013 — Tyco (NYSE: TYC) announced today that the company has reached an agreement to acquire Exacq Technologies (Exacq), a developer of open architecture video management systems (VMS) for security and surveillance applications for $150 million in cash.  The acquisition is expected to complement Tyco Security Products’ video technology portfolio while strengthening its presence in the video security market.  This acquisition also furthers Tyco’s disciplined growth strategy, while expanding the company’s technology and product portfolio.

A leader in VMS, Exacq offers intuitive solutions that scale from small single camera applications to large, integrated systems with thousands of cameras. The business is expected to generate annualized revenues in fiscal 2014 of approximately $75 million.

“The addition of Exacq to our video portfolio expands our best-in-class video solutions,” said Mike Ryan, President of Tyco Security Products. “The quality of Exacq’s products coupled with ease of use and ease of installation help us address the needs of a very different type of video user than we do with our current portfolio. Meeting the varied requirements of the diverse video customer base provides us with a unique position in the security industry, and increases Tyco Security Products’ leadership position in the video security business.”

Following the acquisition, the company intends to integrate Exacq into its Tyco Security Products business unit, a leading global provider of access control, video, location-based tracking and intrusion solutions. Exacq, headquartered in Indianapolis, Indiana, offers its solutions through a network of distributors, resellers and direct sales representatives.

The transaction is expected to close later this year and is subject to customary closing conditions.

ABOUT TYCO

Tyco (NYSE: TYC) is the world’s largest pure-play fire protection and security company. Tyco provides more than three million customers around the globe with the latest fire protection and security products and services. A company with $10+ billion in annual revenue, Tyco has over 70,000 employees in more than 1,000 locations across 50 countries serving various end markets, including commercial, institutional, governmental, retail, industrial, energy, residential and small business. For more information, visit www.tyco.com.

ABOUT EXACQ

Exacq Technologies (www.exacq.com) designs and manufactures the cross-platform, open-architecture exacqVision video management system (VMS) used in the physical security industry for IP video surveillance. exacqVision is available on factory-installed hybrid and IP camera servers or on commercial off-the-shelf servers. It can also be installed directly on compatible IP cameras, eliminating the need for a separate server. Video from exacqVision servers can be accessed with the free, cross-platform (Windows/Linux/Mac) client, most web browsers and via the free exacq Mobile app available for iPhone, iPad and Android devices. Exacq’s products are available throughout the world via authorized resellers and distributors.

FORWARD-LOOKING STATEMENTS

This press release contains a number of forward-looking statements. Words, and variations of words, such as “expect”, “intend”, “will”, “anticipate”, “believe”, “propose”, “potential”, “continue”, “opportunity”, “estimate”, “project” and similar expressions are intended to identify forward-looking statements. Examples of forward-looking statements include, but are not limited to, revenue, operating income and other financial projections, statements regarding the health and growth prospects of the industries and end markets in which Tyco operates, the leadership, resources, potential, priorities, and opportunities for Tyco in the future, statements regarding Tyco’s credit profile, capital allocation priorities and other capital market related activities, and statements regarding Tyco’s acquisition, divestiture, restructuring and other productivity initiatives. The forward-looking statements in this press release are based on current expectations and assumptions that are subject to risks and uncertainties, many of which are outside of our control, and could cause results to materially differ from expectations. Such risks and uncertainties include, but are not limited to: economic, business, competitive, technological or regulatory factors that adversely impact Tyco or the markets and industries in which it competes; unanticipated expenses such as environmental, litigation or legal settlement expenses; tax law changes; and industry specific events or conditions that may adversely impact revenue or other financial projections. Actual results could differ materially from anticipated results. Tyco is under no obligation (and expressly disclaims any obligation) to update its forward-looking statements. More detailed information about these and other factors is set forth in Tyco’s Annual Report on Form 10-K for the fiscal year ended Sept. 28, 2012 and in subsequent filings with the Securities and Exchange Commission.

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